4
1
<SROS>NYSE
<REPORTING-OWNER>
  0001179786
  Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  PARK PLACE ENTERTAINMENT CORPORATION
  0001070794
  <IRS-NUMBER>88-0400631
</SUBJECT-COMPANY>
<PERIOD>01/28/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   HIRSBERG, II, GEORGE M.
   3930 HOWARD HUGHES PARKWAY


   LAS VEGAS, NEVADA  89109
2. Issuer Name and Ticker or Trading Symbol
   PARK PLACE ENTERTAINMENT CORPORATION (PPE)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   1/28/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Vice President, Treasurer and
   Investor Relations
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock SRU                                                                                 7,000          D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $7.55500        01/28/03       A         15,000                            (1)          01/28/03
(right to buy)
Non-Qualified Stock Option     $9.20000                                                                                07/30/12
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     01/28/03  Common Stock                   15,000        $7.55500    15,000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   50,000                    50,000        D   Direct
(right to buy)

Explanation of Responses:

(1)
Options vest 25% per year, commencing January 28, 2004.

SIGNATURE OF REPORTING PERSON
/S/ HIRSBERG, II, GEORGE M.
DATE 01/29/03